Value Line, Inc.
	551 5th Ave-3rd Floor
	New York, NY 10176
								Direct: 212-907-1883
								Fax: 	212-818-9748
								Cell:    917-351-4556



June 26, 2024

Mr. Lory Empie and Mr. Robert Klein
United States Securities and Exchange Commission Division of Corporation Finance Washington, DC 20549

Re:	Form 10-K
Fiscal Year Ended April 30, 2023
File No. 000-11306

Dear Mr. Empie and Mr. Klein,

We respectfully request a twenty business day extension to provide our response.

The additional time to reply to your comments will enable us to provide a clear and thorough response to your comments. Your consideration in this matter is greatly appreciated.


Sincerely,

Stephen Anastasio

Stephen Anastasio
Principal Financial Officer,
Vice President, Treasurer & Director